        EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER TOTAL RETURN TRUST
        10f-3 transactions for the period July 1999- December 31, 1999


                                                           TOTAL
                                                           ISSUED/
                     DATE       PRICE   SHARES     % of    PRINCIPAL            PURCHASED
SECURITY             PURCHASED  SHARE   PURCHASED  Assets  AMOUNT               BY FUND     BROKER(S)
Charter Comm.        11/08/99  $ 19.00  176,000    1.000%  $ 3,230,000,000.00    0.103%     Goldman Sachs
Freemarkets          12/10/99  $ 48.00      100    0.002%  $   172,800,000.00    0.003%     Goldman Sachs
Infonet Services     12/16/99  $ 21.00    7,400    0.014%  $ 1,076,928,300.00    0.014%     Merrill Lynch
UPS                  11/09/99  $ 50.00   23,500    0.486%  $ 5,470,000,000.00    0.215%     CS First Boston















